News Release
         For Release July 16, 2003
10:00 A.M.

Contact:   Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
                  Robin D. Brown, Vice President & Director of Marketing / (803) 951- 2265

Lexington, S.C. July 16, 2003 – Today First Community Corporation, the holding company for First Community Bank, reported net income for year-to-date 2003 and the second quarter of 2003. Net income for the six months ended June 30, 2003 was $909 thousand compared to $658 thousand in 2002, an increase of 38.1%. Year-to-date diluted earnings per share for 2003 were $.55 compared to $.40 in 2002, an increase of 37.5%. Total assets were $208.4 million at June 30, 2003 compared to $179.0 million at June 30, 2002, an increase of 16.4%. Shareholders’ equity at June 30, 2003 was $19.1 million compared to $17.5 million at June 30, 2002, an increase of 9.1%.

Net income for the second quarter was $459 thousand compared to the second quarter of 2002 net income of $345 thousand, an increase of 33.0%. Diluted earnings per share were $.28 for the second quarter of 2003 compared to $.21 in the second quarter of 2002, an increase of 33.3%.

In addition to releasing second quarter earnings, the company also announced that the board of directors had approved a cash dividend for the second quarter of 2003. The company declared a $.05 per share dividend, payable August 15, 2003 to shareholders of record as of July 31, 2003.

First Community Corporation also announced that it has adopted a dividend reinvestment plan (DRIP). This plan will provide shareholders with a convenient and inexpensive procedure for investing cash dividends in the common stock of the company. Participation in this plan will be available to shareholders in the third quarter of 2003.

Mike Crapps, president and chief executive officer commented on the company’s recent performance by saying, “We are very pleased with the Company’s performance during the first half of 2003 led by a 38.1% increase in earnings over the same period in 2002. We continue to make progress toward our vision to be the premier community bank in the markets we serve.”

First Community Corporation is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community operates six banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce — West Columbia, and Chapin and recently announced plans for a Northeast Columbia banking office. First Community Corporation stock trades on the NASDAQ Small Cap Market under the symbol “FCCO”.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, changes in general economic and business conditions and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousand, except per share data)

	At June 30,		December 31,
	2003	2002	2002
Total Assets	$208,404	$179,048	$195,201
Investment Securities	57,523	55,345	69,785
Loans	111,881	96,478	99,991
Allowance for Loan Losses	1,851	1,298	1,525
Total Deposits	181,875	155,473	168,062
Other Borrowings	5,983	5,204	7,470
Shareholders' Equity	19,076	17,512	18,439

Book Value Per Share	$12.00	$11.03	$11.61
Tangible Book Value Per Share	$11.46	$10.38	$11.02
Equity to Assets	9.2%	9.8%	9.5%
Loan to Deposit Ratio	61.5%	62.1%	59.5%
Allowance for Loan Losses/Loans	1.7%	1.3%	1.5%

Average Balances:

	Three months ended			Six months ended
	June 30,			June 30,
	2003		2002	2003		2002
Average Total Assets	$205,232		$172,781	$173,538		$167,042
Average Loans	110,424		93,916	92,945		91,794
Average Earning Assets	190,936		159,994	160,633		154,555
Average Deposits	178,893		149,686	150,331		144,027
Average Other Short Term Borrowings	6,197		5,011	5,068		4,975
Average Shareholders' Equity	18,849		17,160	17,219		17,070

Asset Quality
Nonperforming Assets	$241		$360	$241		$360
Net Charge-offs (Recovery)	$(144)		$(1)	$(229)		$139
Net Charge-offs to Average Loans	(0.13%	)	–	(0.21%	)	0.15%